UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 3, 2004

SEMITOOL, INC.
(Exact name of registrant as specified in its charter)

Montana	0-25424	81-0384392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

655 West Reserve Drive Kalispell, Montana	59901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 752-2107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2004, Semitool, Inc (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo HSBC Trade Bank, N.A. (the “Trade Bank”). The Credit Agreement provides for the availability of a $15,000,000 revolving credit facility. Collateral and credit support required for the facility include the Company’s inventory and receivables as set forth in the Credit Agreement.

The interest rates for any advances made pursuant to the Credit Agreement may be based on either a prime rate or LIBOR formula. The Credit Agreement contains affirmative and negative covenants, such as limitations on certain liens, restrictions on certain transactions and requirements for a certain consolidated tangible net worth. A default under the Credit Agreement may be triggered by events, such as a failure to comply with financial covenants and the other affirmative and negative covenants. A default under the Credit Agreement would permit the Trade Bank to restrict the Company’s ability to further access the credit facility for advances and require the immediate repayment of any outstanding advances and interest thereon.

Other than the Credit Agreement, there is no material relationship between the Company and the Trade Bank. From time to time, the Company conducts other banking business with the Trade Bank.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Company has not received any advances under the Credit Agreement as of this time.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 3, 2004	SEMITOOL, INC. (Registrant) By: /s/Larry A. Viano —————————————— Larry A. Viano Chief Financial Officer